Exhibit 10.18

ZENAS BIOPHARMA, INC.

2024 EMPLOYEE STOCK PURCHASE PLAN

(AMENDED AND RESTATED ON FEBRUARY 27, 2025)

1.Defined Terms

Exhibit A, which is incorporated by reference, defines the terms used in this Plan and sets forth certain operational rules related to those terms.

2.Purpose of Plan

(a)Purpose.  This Plan is intended to enable Eligible Employees to purchase shares of Stock in offerings under this Plan, and thereby acquire an interest in the Company.  This Plan is intended to be exempt from the application and requirements of Section 409A of the Code, and is to be construed accordingly.

(b)Qualified and Non-Qualified Offerings Permitted.  This Plan includes two components: a 423 Component and a Non-423 Component.  The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an “employee stock purchase plan” under Section 423.  The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423.  In addition, this Plan authorizes grants of Options under the Non-423 Component that do not meet the requirements of Section 423.  Except as otherwise provided in this Plan or as the Administrator determines, the Non-423 Component will operate and be administered in the same manner as the 423 Component.  Eligible Employees will be able to participate in either the 423 Component or the Non- 423 Component of this Plan, as the Administrator determines.

3.Options to Purchase Stock

Subject to adjustment pursuant to Section 16 of this Plan, the maximum aggregate number of shares of Stock available for purchase pursuant to the exercise of Options granted under this Plan will be 397,956 shares (the “Initial Share Pool”).  The Initial Share Pool will automatically increase on January 1st of each year beginning in 2025 and continuing through and including 2034 by the lesser of (i) one percent of the number of shares of Stock outstanding as of such date and (ii) the number of shares of Stock determined by the Board on or prior to such date for such year, up to a maximum of 1,000,000 shares in the aggregate per year (the Initial Share Pool, as it may be so increased, the “Share Pool”).  The shares of Stock to be delivered upon exercise of Options under this Plan may be either shares of authorized but unissued Stock, treasury Stock, or previously issued Stock acquired by the Company.  If any Option granted under this Plan expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Stock subject to such Option will not reduce the Share Pool and will again be available for purchase under this Plan.  If, on an Exercise Date, the total number of shares of Stock that would otherwise be subject to Options granted under this Plan exceeds the number of shares then available in the Share Pool, the Administrator shall make a pro rata allocation of the shares remaining available for purchase under this Plan in as uniform a manner as is practicable and as it determines to be equitable.  In such event, the Administrator shall notify each Participant of such reduction and of the effect on the Participant’s Options and may reduce the rate of a Participant’s payroll deductions, if necessary.

4.Eligibility

(a)General.  Options may be granted only to Eligible Employees of the Company or a Designated Subsidiary.  Subject to the limitations contained in this Plan, each Employee (i) whose customary employment with the Company or a Designated Subsidiary, as applicable, is for more than five (5) months per calendar year, (ii) who customarily works twenty (20) hours or more per week, and (iii) who satisfies the requirements set forth in this Plan will be an Eligible Employee.  Employees of a Designated Subsidiary may be Eligible Employees even if their customary employment is less than twenty (20) hours per week and/or five (5) months per calendar year, to the extent required by applicable law, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under applicable law) for purposes of any separate offering or Employees of a Designated Subsidiary under the Non-423 Component.

(b)Five Percent Shareholders.  No Employee may be granted an Option under this Plan if, immediately after the Option is granted, the Employee would own (or pursuant to Section 424(d) of the Code would be deemed to own) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its Parent or Subsidiaries, if any.

(c)Additional Requirements.  The Administrator may, for Offering Periods that have not yet commenced, establish additional or other eligibility requirements, or amend the eligibility requirements set forth in subsection (a) above, in each case, consistent with the requirements of Section 423 for the 423 Component.

(d)Non-423 Component Offerings.  Employees who are citizens or residents of a jurisdiction outside of the U.S. (without regard to whether they are also citizens of the U.S.  or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) will not be eligible to participate in this Plan if (i) the grant of an Option under this Plan to the Employee is prohibited under the laws of such jurisdiction, or (ii) compliance with the laws of the foreign jurisdiction would cause this Plan to violate the requirements of Section 423.  The Administrator may establish additional eligibility requirements, or fewer eligibility requirements, for Eligible Employees with respect to Options granted under the Non-423 Component even if such requirements are not consistent with Section 423.

5.Offering Periods

This Plan will generally be implemented by a series of separate offerings referred to as “Offering Periods”.  Unless otherwise determined by the Administrator, the Offering Periods will be successive periods of approximately six (6) months.  The last Business Day of each Offering Period will be an “Exercise Date”.  The Administrator may change the Exercise Date, the commencement date, the ending date and the duration of each Offering Period; provided that for Options made under the 423 Component to the extent permitted by Section 423.  No Option may be exercised after 27 months from its grant date.

6.Option Grant

Subject to the requirements and limitations set forth in Sections 4 and 10 of this Plan and the Maximum Share Limit (as defined below), on the first day of an Offering Period, each Participant will automatically be granted an Option to purchase shares of Stock on the Exercise Date; provided, however, that no Participant will be granted an Option under this Plan that permits the Participant’s right to purchase shares of Stock under this Plan and under all other employee stock purchase plans of the Company and its Parent and Subsidiaries, if any, to accrue at a rate that exceeds U.S. $25,000 in Fair Market Value (or such other maximum as may be prescribed from time to time by the Code) for each calendar year during which any Option granted to such Participant is outstanding at any time, as determined in accordance with Section 423(b)(8) of the Code.

7.Method of Participation

(a)Payroll Deduction and Participation Authorization.  To participate in an Offering Period, an Eligible Employee must execute and deliver to the Administrator a payroll deduction and participation authorization form in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator and, in so doing, the Eligible Employee will thereby become a Participant as of the first day of such Offering Period.  Such an Eligible Employee will remain a Participant with respect to subsequent Offering Periods until his or her participation in this Plan is terminated as provided herein.  Such payroll deduction and participation authorization form must be delivered not later than ten (10) calendar days prior to the first day of an Offering Period, or such other time as specified by the Administrator.

(b)Continued Participation.  An Eligible Employee who remains a Participant with respect to subsequent Offering Periods is not required to submit additional enrollment documentation in order to continue participation in the Plan, unless requested by the Company for legal or administrative reasons and provided that participation in the Plan in any subsequent Offering Period will be governed by the terms and conditions of the Plan and the applicable agreement (if any) and other terms and conditions of participation in effect at such time.

(c)Changes to Payroll Deduction Authorization for Subsequent Offering Periods.  A Participant’s payroll deduction authorization will remain in effect for subsequent Offering Periods unless the Participant files a new authorization not later than ten (10) calendar days prior to the first day of the subsequent Offering Period (or such other time as specified by the Administrator) or the Participant’s Option is cancelled pursuant to Section 13 or Section 14 of this Plan.

(d)Changes to Payroll Deduction Authorization for Current Offering Period.  During an Offering Period, a Participant’s payroll deduction authorization may be prospectively decreased once during an Offering Period.  Any request to decrease a Participant’s payroll deduction authorization must be communicated to the Administrator a minimum of ten (10) calendar days prior to the end of an Offering Period (or such other time as specified by the Administrator) in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator and will be effective as soon as administratively practicable.  A Participant may also terminate his or her payroll deduction authorization by canceling his or her Option in accordance with Section 13 of this Plan.

(e)Payroll Deduction Percentage.  Each payroll deduction authorization will authorize payroll deductions as a whole percentage from one percent (1%) to fifteen percent (15%) of the employee’s Eligible Compensation per payroll period.

(f)Payroll Deduction Account.  All payroll deductions made pursuant to this Section 7 will be credited to the Participant’s Account.  Amounts credited to a Participant’s Account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.

8.Method of Payment

A Participant must pay for shares of Stock purchased under this Plan with accumulated payroll deductions credited to the Participant’s Account; provided, however, that the Administrator may allow Participants to make other contributions under the Plan via cash, check or other means instead of payroll deductions if payroll deductions are not permitted or feasible under applicable law and, for offerings under the 423 Component, the Administrator determines that such other contributions are permissible under Section 423.

9.Purchase Price

The Purchase Price of shares of Stock issued pursuant to the exercise of an Option on each Exercise Date will be eighty-five percent (85%) (or such other percentage specified by the Administrator to the extent permitted under Section 423) of the lesser of (a) the Fair Market Value of a share of Stock on the date on which the Option was granted pursuant to Section 6 of this Plan (i.e., the first day of the Offering Period) and (b) the Fair Market Value of a share of Stock on the date on which the Option is deemed exercised pursuant to Section 10 of this Plan (i.e., the Exercise Date).

10.Exercise of Options

(a)Purchase of Shares of Stock.  Subject to the limitations set forth in Section 6 of this Plan and this Section 10, with respect to each Offering Period, on the applicable Exercise Date, each Participant will be deemed to have exercised his or her Option and the accumulated payroll deductions in the Participant’s Account will be applied to purchase the greatest number of shares of Stock that can be purchased with such Account balance at the applicable Purchase Price; provided, however, that no more than twenty-five thousand (25,000) shares of Stock may be purchased by a Participant on any Exercise Date, or such other number as the Administrator may prescribe in accordance with Section 423 (the “Maximum Share Limit”).  As soon as practicable thereafter, shares of Stock so purchased will be placed, in book-entry form, into a recordkeeping account in the name of the Participant.  Unless the Administrator determines in its discretion that fractional shares may be purchased pursuant to the exercise of an Option under this Plan, the shares of Stock will be rounded down to the nearest whole share and any accumulated payroll deductions in a Participant’s Account that are not sufficient to purchase a whole share will be retained in the

Participant’s Account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 13 of this Plan.

(b)Return of Account Balance.  Except as provided in Section 10(a) of this Plan with respect to fractional shares, any accumulated amount of payroll deductions in a Participant’s Account for an Offering Period that are not used for the purchase of shares of Stock, whether because of the Participant’s withdrawal from participation in an Offering Period or for any other reason, will be returned to the Participant (or his or her designated beneficiary or legal representative, as applicable), without interest, as soon as administratively practicable after such withdrawal or other event, as applicable.  If the Participant’s accumulated payroll deductions on the Exercise Date of an Offering Period would otherwise enable the Participant to purchase shares of Stock in excess of the Maximum Share Limit or the maximum Fair Market Value set forth in Section 6 of this Plan, the excess of the amount of the accumulated payroll deductions over the aggregate Purchase Price of the shares of Stock actually purchased will be returned to the Participant, without interest (unless otherwise required by applicable law), as soon as administratively practicable after such Exercise Date.

11.Interest

No interest will accrue or be payable on any amount held in the Account of any Participant, unless otherwise required by applicable law.

12.Tax Matters

(a)Generally.  Payroll deductions will be made on an after-tax basis.

(b)Section 409A of the Code.  Options granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under U.S.  Treasury Regulation Section 1.409A-1(b)(5)(ii).  Options granted under the Non-423 Component to U.S.  taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent.  Subject to Section 12(c) of this Plan, Options granted to U.S.  taxpayers under the Non- 423 Component will be subject to such terms and conditions that will permit such Options to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to an Option be delivered within the short- term deferral period.  Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if an Option that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto and in no event will the Company, any Designated Subsidiary or any affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(c)No Guarantee of Tax Treatment.  Although the Company may endeavor to (i) qualify an Option for special tax treatment under the laws of the U.S.  (e.g., under Section 423) or jurisdictions outside of the U.S., or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 12(b) of this Plan.

(d)Tax Withholding.  The Participant will make adequate provision to satisfy the Tax- Related Items withholding obligations, if any, of the Company and/or the applicable Designated Subsidiary which arise with respect to Participant’s participation in this Plan or upon the disposition of the shares of Stock.  The Company shall not be required to issue any shares of Stock under this Plan until such obligations are satisfied.

(i)The Administrator will have the right to make such provision as it deems necessary for, and may condition the exercise of an Option on, the satisfaction of its obligations to withhold federal, state, local income or other taxes incurred by reason of the purchase or disposition of shares of Stock under this Plan or otherwise in connection with the Plan.  In the Administrator’s discretion and subject to applicable law, such tax obligations may be satisfied in whole or in part by delivery of shares of Stock to the Company, including shares of Stock purchased under this Plan, valued at Fair Market Value, but not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules.

(ii)The Company and/or the Designated Subsidiary may, but will not be obligated to, (A) withhold from the Participant’s compensation or any other payments due the Participant the amount necessary to meet such withholding obligations, (B) withhold a sufficient whole number of shares of Stock issued following exercise having an aggregate value sufficient to pay the Tax- Related Items, (C) withhold from the proceeds of the sale of shares of Stock, either through a voluntary sale or a mandatory sale arranged by the Company or (D) withhold using any other method of withholding that the Company and/or the Designated Subsidiary deems appropriate.

(iii)The Company and/or the Designated Subsidiary will have the right to take such other action as may be necessary in the opinion of the Company or a Designated Subsidiary to satisfy withholding and/or reporting obligations for such Tax-Related Items.

13.Cancellation of Payroll Deduction Authorization and Withdrawal from Plan

A Participant who has been granted an Option under this Plan may cancel all (but not less than all) of such Option and terminate his or her participation in this Plan by notice delivered to the Administrator in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator.  To be effective with respect to an upcoming Exercise Date, such cancellation notice must be delivered not later than ten (10) calendar days prior to such Exercise Date (or such other time as specified by the Administrator).  Upon such termination and cancellation, the balance in the Participant’s Account will be returned to the Participant, without interest (unless otherwise required by applicable law), as soon as administratively practicable thereafter.  For the avoidance of doubt, a Participant who reduces his or her withholding rate for a future Offering Period to zero percent (0%) pursuant to Section 7 of this Plan will be deemed to have terminated his or her payroll deduction authorization and canceled his or her participation in this Plan as to such future Offering Period (but not, for the avoidance of doubt, the current Offering Period unless the Participant terminates participation in this Plan under this Section 13), unless the Participant delivers a new payroll deduction authorization for a subsequent Offering Period in accordance with the rules of Section 7(b) of this Plan.  A Participant will be deemed to have canceled his or her participation in this Plan under this Section 13 if the Participant does not have sufficient amounts in his or her pay to fulfill the elected payroll deduction.

14.Termination of Employment; Death of Participant

Upon the termination of a Participant’s employment with the Company or a Designated Subsidiary, as applicable, for any reason (including the death of a Participant during an Offering Period prior to an Exercise Date) or in the event the Participant ceases to qualify as an Eligible Employee, the Participant will cease to be a Participant, any Option held by the Participant under this Plan will be canceled, the balance in the Participant’s Account will be returned to the Participant (or his or her estate or designated beneficiary in the event of the Participant’s death), without interest (unless otherwise required by applicable law), as soon as administratively practicable thereafter, and the Participant will have no further rights under this Plan.

Unless otherwise determined by the Administrator, a Participant whose Employment transfers or whose Employment terminates with an immediate rehire by or between the Company or a Designated Subsidiary will be treated as having terminated Employment for purposes of participating in the Plan or an offering.  The Administrator may establish additional or different rules to govern transfers of employment for purposes of participation in the Plan or an offering, consistent with the applicable requirements of Section 423 of the Code.

15.Equal Rights; Participant’s Rights Not Transferable

All Participants granted Options in an offering under the Section 423 Component of the Plan will have the same rights and privileges, consistent with the requirements set forth in Section 423.  Any Option granted under this Plan will be exercisable during the Participant’s lifetime only by him or her and may not be sold, pledged, assigned, or transferred in any manner.  In the event any Participant violates or attempts to violate the terms of this Section 15, as determined by the Administrator in its sole discretion, any Options granted to the Participant under this Plan may be terminated by the Company and, upon the return to the Participant of the balance of his or her Account, without interest (unless otherwise required by applicable law), all of the Participant’s rights under this Plan will terminate.

16.Change in Capitalization; Corporate Transaction

(a)Change in Capitalization.  In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator shall make appropriate adjustments to the aggregate number and type of shares of stock available under this Plan, the number and type of shares of stock granted under any outstanding Option, the maximum number and type of shares of stock purchasable under any outstanding Option, and/or the Purchase Price under any outstanding Option, in any case, in a manner that complies with Section 423.

(b)Corporate Transaction.  In the event of a sale of all or substantially all of the Stock or a sale of all or substantially all of the assets of the Company, or a merger or similar transaction in which the Company is not the surviving corporation or that results in the acquisition of the Company by another person, the Administrator may, in its discretion, (i) if the Company is merged with or acquired by another corporation, provide that each outstanding Option will be assumed or exchanged for a substitute Option granted by the acquiror or successor corporation or by a parent or subsidiary of the acquiror or successor corporation, (ii) cancel each outstanding Option and return the balances in Participants’ Accounts to the Participants, and/or (iii) pursuant to Section 18 of this Plan, terminate the Offering Period on or before the date of the proposed sale, merger or similar transaction.

17.Administration of Plan

This Plan will be administered by the Administrator.  The Administrator has discretionary authority, subject only to the express provisions of this Plan, to administer and interpret this Plan; to determine eligibility under this Plan; to prescribe forms, rules and procedures relating to this Plan; and to otherwise do all things necessary or desirable to carry out the purposes of this Plan, to the extent permitted under applicable law.  The Administrator will determine which Subsidiary of the Company is a Designated Subsidiary, and if the Eligible Employees of a Designated Subsidiary will participate in the 423 Component (and, in such case, if the Eligible Employees of the Designated Subsidiary will participate in a separate offering from the Company and/or in a separate offering from other Designated Subsidiaries) or the Non-423 Component of this Plan.  Determinations of the Administrator made with respect to this Plan are conclusive and bind all persons.

The Administrator may specify the manner in which the Company and/or Employees are to provide notices and forms under this Plan, and may require that such notices and forms be submitted electronically.

18.Amendment and Termination of Plan

(a)Amendment.  The Administrator reserves the right at any time or times to amend this Plan to any extent and in any manner it may deem advisable; provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 will have no force or effect unless approved by the shareholders of the Company within twelve (12) months before or after its adoption.

(b)Termination.  The Administrator reserves the right at any time or times to suspend or terminate this Plan.  In connection therewith, the Administrator may provide, in its sole discretion, either that outstanding Options will be exercisable on the Exercise Date for the applicable Offering Period or on such earlier date as the Administrator may specify (in which case such earlier date will be treated as the Exercise Date for the applicable Offering Period), or that the balance of each Participant’s Account will be returned to the Participant, without interest (unless otherwise required by applicable law).

19.Approvals

Shareholder approval of this Plan will be obtained prior to the date that is twelve (12) months after the date this Plan is approved by the Board.  In the event that this Plan has not been approved by the shareholders of the Company prior to the one-year anniversary of the date that this Plan is approved by the Board, all Options to purchase shares of Stock under this Plan will be cancelled and become null and void.

Notwithstanding anything herein to the contrary, the obligation of the Company to issue and deliver shares of Stock under this Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of such shares of Stock and to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.

20.Participants’ Rights as Shareholders and Employees

A Participant will have no rights or privileges as a shareholder of the Company and will not receive any dividends in respect of any shares of Stock covered by an Option granted hereunder until such Option has been exercised, full payment has been made for such shares, and the shares have been issued to the Participant.

Nothing contained in the provisions of this Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or as interfering with the right of the Company or any Designated Subsidiary to discharge, promote, demote or otherwise re-assign any Employee from one position to another within the Company or any Designated Subsidiary at any time.

21.Restrictions on Transfer; Information Regarding Disqualifying Dispositions

(a)Restrictions on Transfer.  Shares of Stock purchased under this Plan may not be transferred, sold, pledged or alienated by a Participant, other than by will or by the laws of descent and distribution, for a period of three (3) months following the date on which such shares of Stock were purchased, or such other period as may be determined by the Administrator.

(b)Disposition of Stock.  By electing to participate in this Plan, each Participant agrees to provide such information about any transfer or disposition of Stock acquired under this Plan in order to assist the Company or any Designated Subsidiary in complying with applicable tax laws.

22.Miscellaneous

(a)Waiver of Jury Trial.  By electing to participate in this Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under this Plan or with respect to any Option, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury.  By electing to participate in this Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.  Notwithstanding anything to the contrary in this Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of this Plan or in respect of any Option to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Option hereunder.

(b)Limitation of Liability.  Notwithstanding anything to the contrary in this Plan, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of this Plan or any Option to satisfy the requirements of Section 423, or otherwise asserted with respect to this Plan or any Option.

(c)Unfunded Plan.  The Company’s obligations under this Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Option.  Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under this Plan.

23.Establishment of Sub-Plans

Notwithstanding the foregoing or any provision of this Plan to the contrary, consistent with the requirements of Section 423, the Administrator may, in its sole discretion, amend the terms of this Plan, or an offering and/or provide for separate offerings under this Plan in order to, among other things, reflect the impact of local law outside of the U.S.  as applied to one or more Eligible Employees of a Designated Subsidiary.

Further, the Administrator may adopt such rules, procedures and sub-plans relating to the operation and administration of this Plan as are necessary or appropriate under applicable laws to permit or facilitate participation in this Plan by Eligible Employees who are non-U.S.  nationals or employed or providing services or located or otherwise subject to the laws of a jurisdiction outside the U.S.  Without limiting the generality of, but consistent with, the foregoing, the Administrator specifically is authorized to adopt rules, procedures, and sub-plans, which, for purposes of the Non-423 Component, may be beyond the scope of Section 423, regarding, without limitation, eligibility to participate in this Plan, the definition of Eligible Compensation, the dates and duration of offerings or other periods during which Participants make contributions pursuant to the Plan, the method of determining the Purchase Price and the discount from Fair Market value at which shares of Stock may be purchased, handling and making of payroll deductions and Accounts as well as other methods for making contributions pursuant to the Plan, establishment of bank or trust accounts to hold payroll deductions, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable laws.

24.Governing Law

(a)Certain Requirements of Corporate Law.  Options and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b)Other Matters.  Except as otherwise provided by the express terms of a sub-plan described in Section 23 of this Plan or as provided in Section 24(a) of this Plan, the domestic substantive laws of the Commonwealth of Massachusetts govern the provisions of this Plan and of Options under this Plan and all claims or disputes arising out of or based upon this Plan or any Option or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)Jurisdiction.  By electing to participate in this Plan, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the U.S.  District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Plan or any Option; (ii) not commence any suit, action or other proceeding arising out of or based upon this Plan or any Option, except in the federal and state courts located within the geographic boundaries of the U.S.  District Court for the District of Massachusetts; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above- named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Plan or any Option or the subject matter thereof may not be enforced in or by such court.

25.Effective Date and Term

This Plan will become effective upon adoption of this Plan by the Board and no rights will be granted hereunder after the earliest to occur of (a) this Plan’s termination by the Company, (b) the issuance of all shares of Stock available for issuance under this Plan or (c) the day before the ten (10)-year anniversary of the date the Board approves this Plan.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“401(k) Plan”: A retirement plan qualifying under Section 401(k) of the Code that is sponsored by the Company or one of its Subsidiaries for the benefit of its employees.

“423 Component”: The part of this Plan, which excludes the Non-423 Component, pursuant to which Options that satisfy the requirements of Section 423.

“Account”: A notional payroll deduction account maintained in the Participant’s name on the books of the Company.

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate its authority under the Plan to a sub-committee comprised of one or more of its members, to members of the Board, or to officers or employees of the Company to the extent permitted by applicable law.  In each case, references herein to the Administrator refer, as applicable, to such persons or groups so delegated to the extent of such delegation.

“Board”: The board of directors of the Company.

“Business Day”: Any day on which the established national exchange or trading system (including the Nasdaq Global Stock Market) on which the Stock is traded is available and open for trading.

“Code”: The U.S.  Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect, including any applicable regulations and guidance thereunder.

“Company”: Zenas BioPharma, Inc., a Delaware corporation.

“Compensation Committee”: The Compensation Committee of the Board.

“Designated Subsidiary”: A Subsidiary of the Company that has been designated by the Board or the Compensation Committee from time to time as eligible to participate in the Plan.  A list of the Designated Subsidiaries was approved by the Board on or around the date the Plan was adopted by the Board and is set forth the prospectus as described in Rule 428(a) of the Securities Act.  For the avoidance of doubt, any Subsidiary of the Company, whether or not a Subsidiary on the date the Plan was adopted by the Board, shall be eligible to be designated as a Designated Subsidiary hereunder.

Ex. A-1

“Eligible Compensation”: Regular base salary, regular base wages, and overtime payments (excluding, for the avoidance of doubt, any long-term or equity-based incentive payments or awards, annual bonuses, commissions and sales incentives).  Eligible Compensation will not be reduced by any income or employment tax withholdings or any contributions by the Employee to a 401(k) Plan or a plan under Section 125 of the Code, but will be reduced by any contributions made on the Employee’s behalf by the Company or any Subsidiary to any deferred compensation plan or welfare benefit program now or hereafter established.  The Administrator shall have discretion to determine the application of this definition, including without limitation, to Participants on payrolls outside of the United States; provided, however, that such discretion shall be exercised in a uniform and nondiscriminatory basis for Participants in the 423 Component.

“Eligible Employee”: Any Employee who meets the eligibility requirements set forth in Section 4 of the Plan.

“Employee”: Any person providing services to the Company or a Designated Subsidiary in an employee-employer relationship.  For the avoidance of doubt, independent contractors and consultants are not “Employees”.  A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or, if applicable, upon the entity employing the Participant ceasing to be a Designated Subsidiary.

“Exercise Date”: The date set forth in Section 5 of the Plan or otherwise designated by the Administrator with respect to a particular Offering Period on which a Participant will be deemed to have exercised the Option granted to him or her for such Offering Period.

“Fair Market Value”:

(a)If the Stock is readily traded on an established national exchange or trading system (including the Nasdaq Global Stock Market), the closing price of a share of Stock as reported by the principal exchange on which such Stock is traded; provided, however, that if such day is not a trading day, Fair Market Value will mean the reported closing price of a share of Stock for the immediately preceding day that is a trading day.

(b)If the Stock is not traded on an established national exchange or trading system, the average of the bid and ask prices for shares Stock where the bid and ask prices are quoted.

(c)If the Stock cannot be valued pursuant to clauses (a) or (b), the value as determined in good faith by the Board in its sole discretion.

“Maximum Share Limit”: The meaning set forth in Section 10 of the Plan.

“Non-423 Component”: The part of this Plan, which excludes the 423 Component, pursuant to which Options that are not intended to satisfy the requirements for Section 423 may be granted to Eligible Employees.

“Option”: An option granted pursuant to the Plan entitling the holder to acquire shares of Stock upon payment of the Purchase Price per share of Stock.

Ex. A-2

“Offering Period”: An offering period established in accordance with Section 5 of the Plan.

“Parent”: A “parent corporation” as defined in Section 424(e) of the Code.

“Participant”: An Eligible Employee who elects to participate in an Offering Period under the Plan.

“Plan”: The Zenas BioPharma, Inc.  2024 Employee Stock Purchase Plan, as from time to time amended and in effect.

“Purchase Price”: The price per share of Stock with respect to an Offering Period determined in accordance with Section 9 of the Plan.

“Section 423”: Section 423 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value U.S.  $0.0001 per share.

“Subsidiary”: A “subsidiary corporation” as defined in Section 424(f) of the Code.

“Tax-Related Items”:  Any U.S.  federal, state, local and non-U.S.  income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising in relation to a Participant’s participation in the Plan and legally applicable or deemed applicable to a Participant.

“U.S.”: The United States of America.

Ex. A-3